Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

ChoicePoint Inc.

We have audited the consolidated financial statements of ChoicePoint Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, and have issued our report relating to the consolidated financial statements thereon dated February 27, 2007, (which report expresses an unqualified opinion and contains an explanatory paragraph relating to the January 1, 2006 adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share Based Payment” and the December 31, 2006 adoption of SFAS No. 158, “Employer Accounting for Defined Pension and Other Post Retirement Plans”) and our report dated February 27, 2007 relating to management’s report on the effectiveness of internal control over financial reporting; such consolidated financial statements and reports are included in your 2006 Annual Report to Shareholders and are incorporated herein by reference. Our audits also included the consolidated financial statement schedule of the Company listed in Item 15. This consolidated financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 27, 2007